Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

LONESTAR RESOURCES US INC.

ARTICLE 1

The name of the corporation is:  Lonestar Resources US Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity in any part of the world for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

The aggregate number of shares of all classes of capital stock that the Corporation shall have the authority to issue is fifteen million five thousand (15,005,000) shares, consisting of (i) fifteen million (15,000,000) shares of Class A Voting Common Stock, $0.001 par value per share (the “Class A Voting Common Stock”), and (ii) five thousand (5,000) shares of Class B Non-Voting Common Stock, $0.001 par value per share (the “Class B Non-Voting Common Stock”).  The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Class A Voting Common Stock and the Class B Non-Voting Common Stock (referred to herein collectively as “Common Stock”) are as follows:

Provisions Relating to the Common Stock.

(a)         General.  Shares of Common Stock shall have identical rights and privileges in every respect, except as set forth herein.

(b)         Voting Rights.

(i)             Class A Voting Common Stock.  The holders of shares of Class A Voting Common Stock shall be entitled to vote upon matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Class A Voting Common Stock held.

(ii)          Class B Non-Voting Common Stock.  Except as required by law, the holders of shares of Class B Non-Voting Common Stock shall not be entitled to vote upon matters submitted to a vote of the stockholders of the Corporation.

(c)          Dividends.  The holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared by the Board of

Directors at any time and from time to time out of any funds of the Corporation legally available therefor, regardless of whether such shares are Class A Voting Common Stock or Class B Non-Voting Common Stock; provided, however, that any dividend upon the Common Stock that is payable in Common Stock shall be paid only in Class A Voting Common Stock to the holders of Class A Voting Common Stock and only in Class B Non-Voting Common Stock to the holders of Class B Non-Voting Common Stock.

(d)         Liquidation and Dissolution.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them, regardless of whether such shares are Class A Voting Common Stock or Class B Non-Voting Common Stock.  A liquidation, dissolution or winding up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or entities or a sale, lease, exchange or conveyance of all or part of the assets of the Corporation.

ARTICLE 5

The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address

Elizabeth Graffeo	Baker & McKenzie LLP
815 Connecticut Avenue NW
Washington, DC 20006

ARTICLE 6

The name and mailing address of each person who is to serve as a director of the Corporation until the first annual meeting of the stockholders or until their successors are elected and qualified are as follows:

Name	Mailing Address

Frank D. Bracken, III	Lonestar Resources, Inc.
600 Bailey Avenue, Suite 200
Fort Worth, TX 76107

Bernard Lambilliotte	Lonestar Resources, Inc.
600 Bailey Avenue, Suite 200
Fort Worth, TX 76107

Daniel R. Lockwood	Lonestar Resources, Inc.
600 Bailey Avenue, Suite 200
Fort Worth, TX 76107

John Pinkerton	Lonestar Resources, Inc.
600 Bailey Avenue, Suite 200
Fort Worth, TX 76107

Dr. Christopher Rowland	Lonestar Resources, Inc.
600 Bailey Avenue, Suite 200
Fort Worth, TX 76107

Robert Scott	Lonestar Resources, Inc.
600 Bailey Avenue, Suite 200
Fort Worth, TX 76107

Mitchell Wells	Lonestar Resources, Inc.
600 Bailey Avenue, Suite 200
Fort Worth, TX 76107

Each director shall have one vote provided, however, if no majority can be obtained within the board of directors on a particular issue or resolution, then the chairman of the board of directors shall have a second vote.

ARTICLE 7

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE 8

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of or limit their power to adopt, amend, alter, change or repeal the Bylaws of the Corporation.

ARTICLE 9

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 10

To the fullest extent permitted by applicable law, the Corporation is authorized to indemnify (and advance expenses to) its directors, officers, employees and agents (and any other persons to which the General Corporation Law of the State of Delaware permits the Corporation to provide indemnification) through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise.

ARTICLE 11

The Corporation reserves the right, subject to any express provisions or restrictions in this Certificate of Incorporation or the Bylaws of the Corporation, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned, has executed this Certificate of Incorporation this 16th day of December, 2015.

/s/ ELIZABETH GRAFFEO
Elizabeth Graffeo, Sole Incorporator